Exhibit 5.1

March 29, 2019

Priority Technology Holdings, Inc.

2001 Westside Parkway

Alpharetta, GA 30004

Ladies and Gentlemen:

We have acted as special counsel to Priority Technology Holdings, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-8 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 6,685,696 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), issuable under the Priority Technology Holdings, Inc. 2018 Equity Incentive Plan (the “Plan”).

In connection with the opinions expressed below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, in each case as presently in effect as of the date hereof, of the Company, and (iii) such other agreements, certificates and documents of public officials, officers and other representatives of the Company and others as we have deemed necessary as a basis for our opinions set forth below.

In our examination, we have assumed (a) the legal capacity of all natural persons executing the Registration Statement, and such other agreements, certificates and documents, (b) the genuineness of all signatures thereon, (c) the authority of all persons signing the Registration Statement and such other agreements, certificates and documents on behalf of the parties thereto, (d) the authenticity of all documents submitted to us as originals, (e) the conformity to original documents of all documents submitted to us as certified or photostatic copies and (f) the authenticity of the originals of such latter documents. As to any facts material to this opinion that were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly authorized by the Company and, upon issuance and delivery in the manner described in the Plan and pursuant to the agreements which accompany each grant under the Plan, will be validly issued, fully paid and non-assessable.

We do not express any opinion herein concerning any law other than the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Registration Statement and any amendments thereto. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Schulte Roth & Zabel LLP